EXHIBIT 2
                               AMENDED AND RESTATED
                             STOCK PURCHASE AGREEMENT

        This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of August 12, 1999, by and among J.M. Huber Corporation, a New Jersey corporation ("Seller"), and Benchmark Electronics, Inc., a Texas corporation ("PURCHASER").

                               W I T N E S S E T H

      WHEREAS, Purchaser and Seller have entered into the Stock Purchase Agreement dated as of July 1, 1999, as supplemented by the Bid Letter Agreement of even date therewith (such Stock Purchase Agreement, as so supplemented, being the "STOCK PURCHASE AGREEMENT"), pursuant to which Purchaser (or a Subsidiary of Purchaser designated in writing to Seller at least three (3) Business Days prior to the Closing) will acquire, and Seller will sell, all of the outstanding capital stock of AVEX and Kilbride Holdings (previously referred to as AVEX Holdings), upon the terms and subject to the conditions set forth herein; and

      WHEREAS, Purchaser and Seller have entered into the Supplemental and Amendatory Agreement (the "AMENDMENT AGREEMENT") dated as of July 30, 1999, pursuant to which the Stock Purchase Agreement has been supplemented and amended; and

      WHEREAS, Seller and Purchaser wish to amend and restate the Stock Purchase Agreement, as supplemented and amended by the Amendment Agreement.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree that, effective upon the execution and delivery hereof by Seller and Purchaser, the Stock Purchase Agreement (as supplemented and amended by the Amendment Agreement) shall be amended and restated to read in its entirety as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      Section 1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms when capitalized have the respective meanings set forth below:

      "ACTIVE EMPLOYEES" means all employees of the AVEX Group who are actively at work on the Closing Date and shall include all employees of the AVEX Group who are not actively at work on the Closing Date due to a short-term absence (including due to
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vacation, holiday, illness or injury of shorter duration than seven days, jury duty or death leave) in accordance with applicable policies of the AVEX Group.

      "AFFILIATE" means, with respect to any Entity, any other Entity who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Entity. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity whether through the ownership of voting securities, by contract or otherwise and the terms "CONTROLLED" and "CONTROLLING" have meanings correlative thereto.

      "AGREEMENT" means this Amended and Restated Stock Purchase Agreement and the exhibits and schedules thereto.

      "AMENDMENT AGREEMENT" has the meaning set forth in the second recital of this Agreement.

      "ANTITRUST DIVISION" has the meaning set forth in Section 5.8.

      "ASSUMED INDEBTEDNESS" means an amount equal to the sum of any and all liabilities assumed by Purchaser at Closing relative to the notes payable balance, current installments of long-term debt balance, or the long-term debt balance for the AVEX Group, as of the Closing Date, that is prepayable without penalty on the Closing Date, as set forth in SCHEDULE 1.1.1.

      "AVEX" means AVEX Electronics Inc., an Alabama corporation and a wholly-owned subsidiary of Seller.

      "AVEX BENEFIT PLAN" means all Employee Benefit Plans and all other employee benefit arrangements (including retirement and pension plans or schemes subject to applicable foreign law) or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, scholarship programs, stock option or restricted stock plans (a) maintained by Seller, any of the AVEX Group or any ERISA Affiliate of either (whether formal or informal, whether for the benefit of a single individual or for more than one individual or for current or former employees or their beneficiaries) for the benefit of any Active Employee or Former Employee or any of the employees or former employees of Seller or any of its Affiliates assigned to any of the AVEX Group, or (b) to which or under which Seller or any of the AVEX Group or any ERISA Affiliate of either has contributed to, or provided benefits under, or is obligated to (or reasonably could be expected to be obligated to) make contributions to, or provide benefits under, with respect to any Active Employee or Former Employee or any current or former employee of Seller assigned to any of the AVEX Group.

      "AVEX EMPLOYEES" has the meaning set forth in Section 3.12(b).

      "AVEX GROUP" means AVEX, Kilbride Holdings and the Subsidiaries of AVEX and Kilbride Holdings; and the term "ANY OF THE AVEX GROUP" refers to AVEX, Kilbride

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Holdings or any Subsidiary of AVEX or Kilbride Holdings; and the term "EACH
MEMBER OF THE AVEX GROUP" refers to each of AVEX, Kilbride Holdings and their Subsidiaries.

      "AVEX GROUP FINANCIAL STATEMENTS" has the meaning set forth in Section 3.6

      "AVEX STOCK" means all of the capital stock of AVEX.

      "BENCHMARK HOLDINGS" means Benchmark BV Holdings, Inc., a Delaware corporation.

      "BENCHMARK STOCK" means the New York Stock Exchange-listed voting common stock of Purchaser, par value $0.10 per share, bearing trading symbol: BHE.

      "BUSINESS" has the meaning set forth in Section 5.12(a).

      "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and in Houston, Texas are open for the general transaction of business.

      "CLAIMS" means all actions, causes of action, suits, hearings, controversies, trespasses, damages, judgments, executions, claims, investigations, prosecutions and demands whatsoever, in law or equity, regardless of when made or asserted and regardless of whether fixed or contingent.

      "CLOSING" means the effective time of the sale of the AVEX Stock and Kilbride Holdings Stock, which for all purposes shall be 11:59 P.M. local time in New York, New York on August 24, 1999, and "DAY OF THE CLOSING" and "CLOSING DATE" shall be deemed to refer to such day.

      "CLOSING CASH CONSIDERATION" means $255,000,000.00 minus the amount of any Net Debt.

      "CLOSING WORKING CAPITAL" means the net working capital of the AVEX Group as of the Closing Date determined in accordance with the method of calculation set forth in SCHEDULE 1.1.2.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as may be amended from time to time.

      "CODE" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and as may be amended from time to time.

      "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 5.1(b).

      "CONTINUED EMPLOYEES" has the meaning set forth in Section 5.9(a).

      "CONTRACTS" has the meaning set forth in Section 3.15.

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      "COPYRIGHTS" means all registered and unregistered copyrights and applications for copyright registration in every country of the world.

      "DAMAGES" shall refer to any and all out-of-pocket costs, Claims, damages, liabilities, obligations, judgments, settlements, awards, demands, offsets, defenses, counterclaims, expenses and attorneys' fees and penalties, if any, incurred by a party hereunder.

      "DISPUTED ITEMS" has the meaning set forth in Section 2.2(d)(ii).

      "ELECTION" has the meaning set forth in Section 5.4(a)(i).

      "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement (including any Multiemployer Plan), which is an Employee Pension Benefit Plan, (d) Employee Welfare Benefit Plan or (e) material fringe benefit plan or program, that is sponsored or contributed to by Seller or any of the AVEX Group for the benefit of any current or former employee of any of the AVEX Group.

      "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

      "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

      "ENCUMBRANCE" means any title defect, conflicting claim of ownership, order, decree, judgment, stipulation, settlement, attachment, restriction, right of first refusal, option, covenant, reservation, lease or any other encumbrance of any nature whatsoever.

      "ENTITY" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

      "ENVIRONMENTAL CLAIM" means any Claim asserted against, resulting to, imposed upon, or incurred by Seller or, following the Closing, any of the AVEX Group, directly or indirectly, by reason of or resulting from any noncompliance with any Environmental Law by any of the AVEX Group prior to the Closing.

      "ENVIRONMENTAL LAWS" means any law, domestic or foreign, regulating or pertaining to the protection of natural resources, the environment and public health including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 ET SEQ.), the Clean Water Act (33 U.S.C. 1251 ET SEQ.), the Clean Air Act (42 U.S.C. 7401

                                      -4-
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ET SEQ.), the Toxic Substances Control Act (15 U.S.C. 7401 ET SEQ.), the
Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 ET SEQ.), the Oil Pollution Act (33 U.S.C. 2701 ET SEQ.), and the regulations promulgated pursuant thereto, and any substantively similar state or local statutes, and the regulations and guidelines promulgated pursuant thereto, as such laws have been amended or supplemented through the Closing Date.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and as may be amended from time to time.

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with any Entity within the meaning of Section 414(b), (c), (m), or (o) of the Code.

      "ESTIMATED WORKING CAPITAL" means the estimated net working capital of the AVEX Group based upon the Reference Balance Sheet and calculated as set forth in
SCHEDULE 1.1.2.

      "EXCLUDED ASSETS AND LIABILITIES" means all assets and liabilities of the AVEX Group that are listed on SCHEDULE 1.1.3 hereto.

      "FACTORING ARRANGEMENT" means the Factoring Agreement and the Receivables Servicing Agreement, each dated February 5, 1998, between AVEX Electronics Limited and J.M. Huber Finance Corporation

      "FINAL CLOSING WORKING CAPITAL SCHEDULE" has the meaning set forth in
Section 2.2(d).

      "FOREIGN CONTINUING EMPLOYEES" has the meaning set forth in Section 5.9(e)

      "FORMER EMPLOYEE" has the meaning set forth in Section 5.9(a).

      "FTC" has the meaning set forth in Section 5.8.

      "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis and in a manner consistent with the methodology heretofore employed by the AVEX Group in the preparation of its financial statements.

      "GOVERNMENT COMMITMENT" means any contract or other agreement to which any of the AVEX Group and any Governmental Authority are parties.

      "GOVERNMENTAL AUTHORITY" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

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      "GUARANTEES" has the meaning set forth in Section 2.3(c).

      "HAZARDOUS DISCHARGE" means the presence of, or any emission, spill, release, or discharge (whether on Owned Real Property, on property adjacent to the Owned Real Property, or at any other location or disposal site) of Hazardous Materials used, stored, generated, treated, or disposed of at the Owned Real Property.

      "HAZARDOUS MATERIALS" means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic pollutants, or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws. "Hazardous Materials" includes polychlorinated biphenyls (PCBs), asbestos, and petroleum and petroleum products (including crude oil or any fraction thereof).

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "HUBER EQUITY" means Huber Equity Corp., a Delaware corporation and indirect wholly-owned Subsidiary of Seller.

      "INACTIVE EMPLOYEES" has the meaning set forth in Section 5.9(a).

      "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

      "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "INDEMNIFICATION AGREEMENT" means the Indemnification Agreement dated as of August 10, 1999 between Seller and Purchaser.

      "INTELLECTUAL PROPERTY" means Copyrights, Know-How, Patents and Trademarks

      "INTERIM FINANCIAL SCHEDULES" has the meaning set forth in Section 3.6.

      "JMH VISION" means JMH Vision B.V., a Netherlands corporation and wholly-owned Subsidiary of Huber Equity.

      "JMH VISION SUBSIDIARIES" means the Subsidiaries of JMH Vision identified as such in SCHEDULE 3.1 hereto.

      "KILBRIDE HOLDINGS" means Kilbride Holdings B.V., a Netherlands corporation and wholly-owned Subsidiary of JMH Vision.

      "KILBRIDE HOLDINGS STOCK" means all of the capital stock of Kilbride Holdings.

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      "KNOW-HOW" means all technical information, trade secrets, design rights, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, flow charts, recording media, research and development data, notebooks, marketing information, customer and supplier lists, other tangible embodiments of information, and proprietary rights other than Copyrights, Patents, and Trademarks, in every country of the world.

      "KPMG" means KPMG LLP Certified Public Accountants, in its role as Seller's auditors.

      "LEASED REAL PROPERTY" has the meaning set forth in Section 3.17(b). "LIEN" means any mortgage, pledge, hypothecation, title retention agreement, security interest, Encumbrance, lien or charge of any kind.

      "MATERIAL ADVERSE CHANGE" means a material adverse change to the business, results of operations or financial condition of the AVEX Group taken as a whole.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, results of operations or financial condition of the AVEX Group taken as a whole.

      "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

      "NET DEBT" means the amount of any Assumed Indebtedness in existence as of the Closing LESS the amount, if any, of cash and cash equivalents of the AVEX Group as of the opening of business on the Closing Date.

      "OWNED REAL PROPERTY" has the meaning set forth in Section 3.17(a).

      "PATENTS" means all unexpired utility and design patents, design registrations, and utility models, and all pending applications therefor (including all divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), and all similar rights and applications therefor, in every country of the world.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor entity.

      "PERMITTED ENCUMBRANCE" means mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary and usual course of business, and other imperfections of title or encumbrances, if any, which, either in any case or in the aggregate, do not materially detract from the value of the property subject thereto or materially impair the operation of the business of the AVEX Group; and (in the case of real property and interests in real property) easements, covenants, encroachments, rights-of-way and other restrictions of record, Liens for Taxes, assessments and other governmental charges which are not due and payable, or which may thereafter be paid without penalty, zoning and other similar restrictions, other recorded easements or rights-of-way or other restrictions, in any event which are of a type against which title

                                      -7-
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companies ordinarily will provide insurance at standard rates and which do not, either in any case or in the aggregate, materially impair the use, as presently conducted, of the facilities used in the business of the AVEX Group. Permitted Encumbrances shall also include, with respect to particular assets, the Liens listed in any Schedule hereto as encumbering such assets.

      "PROPOSED CLOSING WORKING CAPITAL SCHEDULE" has the meaning set forth in
Section 2.2(d).

      "PURCHASE PRICE" has the meaning set forth in Section 2.2(b).

      "REFERENCE BALANCE SHEET" means the consolidated balance sheet of the AVEX Group, estimated as of June 30, 1999 and prepared in accordance with GAAP, attached as SCHEDULE 1.1.4 hereto.

      "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, in the form of Exhibit A hereto, between Purchaser and Seller.

      "REPORT" has the meaning set forth in Section 5.8.

      "SELECTED ACCOUNTING FIRM" means one of the "Big Five" public accounting firms, which shall be selected jointly by Seller and Purchaser for purposes of
Section 2.2(d) and which shall not be a firm that Seller or Purchaser or any of their respective Affiliates uses or contemplates retaining within one year after the date of selection for any substantial engagement having a purpose other than the performance of services pursuant to Section 2.2(d).

      "STOCK PURCHASE AGREEMENT" has the meaning set forth in the first recital of this Agreement.

      "SUBSIDIARY" means, with respect to any Entity (other than AVEX or Kilbride Holdings), any corporation, partnership, association or other business entity of which (i) if a corporation or other business entity (except a partnership), a majority of the total voting power of shares of stock or other interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Entity or one or more of the other Subsidiaries of that Entity or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Entity or one or more Subsidiaries of that Entity or a combination thereof. With respect to AVEX or Kilbride Holdings, the term Subsidiary means the entities listed in SCHEDULE 3.1 as being Subsidiaries of AVEX and Kilbride Holdings, respectively.

      "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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      "TAX SHARING AGREEMENT" means any tax sharing or similar agreement
(whether written or unwritten) among Seller or any of its Affiliates and any of the AVEX Group.

      "TAXES" means all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative, minimum or add-on tax, gross income, gross receipts, sales, use, transfer, stamp duties, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, intangible tax, employment, excise, severance, occupation, premium, real property, personal property, federal highway use, commercial rent, transaction, environmental, or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether federal, state, local or foreign, together with any interest, penalties, or additions thereto.

      "TERMINATION DATE" means September 30, 1999.

      "TO THE KNOWLEDGE" of (or "TO THE BEST KNOWLEDGE") of (i) Seller shall mean to the actual awareness of any of the individuals listed on SCHEDULE 1.1.5 hereto and (ii) Purchaser shall mean to the actual awareness of any of the individuals listed on SCHEDULE 1.1.6 hereto, and "HAS NO KNOWLEDGE OF," as applied to a party, shall mean that none of the individuals listed on such party's Schedule, as the case may be, has any actual awareness of the matter in question. No person may deny having actual awareness by reason of such person having deliberately failed to review available information.

      "TRADEMARKS" means all registered and unregistered trademarks, service marks, trade dress, trade names, including all registrations and applications for registration of any of the foregoing, in every country of the world.

      "WARN ACT" means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Sec. 2101 et seq.

      "YEAR 2000 PROBLEM" has the meaning set forth in Section 3.23.

      Section 1.2 INTERPRETATION. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neuter genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

                                    ARTICLE II

                                   THE CLOSING

      Section 2.1 CLOSING. The closing of the transactions contemplated hereby shall take place at the offices of Arnold & Porter, 399 Park Avenue, New York, New York at 10:00 A.M. on the date that is the later to occur of (a) August 24, 1999 and (b) the date which is three Business Days after the date on which all Closing conditions set forth in

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Article VII hereof are first satisfied, or such other date, time and place upon which Seller and Purchaser may agree.

      Section 2.2  PURCHASE OF SHARES.

         (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller for the Purchase Price, and Seller shall sell to Purchaser for the Purchase Price, all of the AVEX Stock and Kilbride Holdings Stock, and Seller shall deliver to Purchaser the certificates representing the AVEX Stock and Kilbride Holdings Stock endorsed, respectively, to Purchaser (or a Subsidiary of Purchaser designated in writing to Seller at least three (3) Business Days prior to the Closing) and Benchmark Holdings, or accompanied by duly executed stock powers, so as to transfer and assign to Purchaser (or its designated Subsidiary) and Benchmark Holdings, respectively, good and valid title to the AVEX Stock and the Kilbride Holdings Stock, and to constitute Purchaser (or its designated Subsidiary) as the sole shareholder of AVEX and Benchmark Holdings as the sole shareholder of Kilbride Holdings.

         (b) The Purchase Price shall be the Closing Cash Consideration PLUS or MINUS the adjustment set forth in Section 2.2(d), PLUS one million shares of Benchmark Stock.

         (c) (i) At the Closing, Purchaser shall pay to an account, designated in writing by Seller at least three days prior to the Closing, an amount equal to the Closing Cash Consideration. Such payment shall be made to Seller by wire transfer of immediately available funds for the account of Seller and JMH Vision, as their interests may appear.

         (ii) At the Closing, Purchaser shall also deliver to Seller certificates representing one million shares of Benchmark Stock, issued in the name of Seller, free and clear of any Liens. Each certificate representing such shares of Benchmark Stock initially shall be stamped or otherwise imprinted with a legend substantially in the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

      Upon the effectiveness of a registration statement covering such shares of Benchmark Stock pursuant to the Registration Rights Agreement or in the event Seller is able to sell such shares privately or publicly without registration under the Securities Act, Purchaser agrees to promptly, but no later than three
(3) Business Days thereafter, issue or cause the issuance of new certificates representing such Benchmark Stock to Seller without such legend. Nothing herein shall limit the right of Seller to pledge these securities pursuant to a bona fide margin account or lending arrangement, and nothing herein shall require Purchaser to take any action to facilitate any such pledge.

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         (d) (i) As soon as practicable after the Closing, Seller and KPMG, with the cooperation of Purchaser and the AVEX Group, shall review those assets and liabilities (other than Excluded Assets and Liabilities) constituting items of working capital, for the purpose of preparing a preliminary working capital schedule (the "PROPOSED CLOSING WORKING CAPITAL SCHEDULE") as of the Closing Date. The Proposed Closing Working Capital Schedule shall be prepared in accordance with GAAP. As promptly as practicable, but no later than 90 days after Closing, KPMG shall deliver to Seller and Purchaser its Proposed Closing Working Capital Schedule, together with a report to the effect that the Proposed Closing Working Capital Schedule presents fairly the Closing Working Capital in all material respects in accordance with GAAP or in accordance with the terms of this Agreement.

         (ii) Within 30 days after delivery of the Proposed Closing Working Capital Schedule, the parties shall attempt to resolve any items or amounts as to which Purchaser objects (the "DISPUTED ITEMS"). If during such 30-day period the parties are able to resolve all Disputed Items, the Proposed Closing Working Capital Schedule so agreed upon shall be the "FINAL CLOSING WORKING CAPITAL SCHEDULE". Notwithstanding anything to the contrary in this Section, if the aggregate of the Disputed Items is less than $100,000, such items shall not be considered as Disputed Items for the purposes of this Section, and if the aggregate amount of the Disputed Items is greater than $100,000, the amount of Disputed Items shall be deemed to include the full amount of all Disputed Items.

         (iii) If during such 30-day period any such Disputed Items cannot be resolved, (A) those items to the extent of the amounts agreed upon by the parties shall no longer constitute Disputed Items and shall be conclusive for purposes of preparing the Final Closing Working Capital Schedule and calculation of the Closing Working Capital and (B) the parties shall promptly thereafter, but in no event more than 10 days thereafter, cause the Selected Accounting Firm promptly to review this Agreement and the remaining Disputed Items for purposes of resolving the remaining Disputed Items and calculating the Closing Working Capital. In making such calculation, such accounting firm shall make a determination only of Disputed Items not resolved by the parties and in the case of all other items of Closing Working Capital shall use the amounts which are agreed upon by the parties. The Selected Accounting Firm shall deliver to Seller and Purchaser, as promptly as practicable, a report setting forth its resolution of the remaining Disputed Items and its calculation of Closing Working Capital. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by each party PRO rata in the proportion that the aggregate amount of Disputed Items unsuccessfully claimed by such party bears to the aggregate amount of Disputed Items.

         (iv) The Proposed Closing Working Capital Schedule, adjusted to reflect the Closing Working Capital agreed to by the parties or as calculated by the Selected Accounting Firm as set forth in clause (iii) above, as the case may be, shall be the Final Closing Working Capital Schedule which shall be conclusive for all purposes of this Agreement.

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         (v) If the amount of Closing Working Capital is greater than Estimated
Working Capital, Purchaser shall promptly pay to (or as directed by) Seller the amount of the difference. If the amount of Closing Working Capital is less than Estimated Working Capital, Seller shall promptly pay to (or as directed by) Purchaser the amount of the difference. Any such payment pursuant to this clause
(v) shall be made within 10 days after (A) Purchaser and Seller agree upon the Closing Working Capital pursuant to clause (iii) or (B) if Disputed Items are referred to a Selected Accounting Firm pursuant to clause (iii), the delivery of the report of such firm referred to in clause (iii).

         (vi) Any payments pursuant to this Section 2.2(d) shall be made by wire transfer of immediately available funds to such account of Purchaser or Seller, as the case may be, as may be designated by such receiving party. The amount of any payment to be made pursuant to this Section 2.2(d) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the three month London Interbank Offered Rate as published in the WALL STREET JOURNAL for the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         (e) The shares of Benchmark Stock issued and delivered to Seller pursuant to Section 2.2(c) shall be subject to, and entitled to the benefits of, the Registration Rights Agreement which will be executed and delivered by the parties hereto in good faith on the Closing Date.

      Section 2.3 INTERCOMPANY AGREEMENTS. (a) At or prior to the Closing, Seller and the AVEX Group shall terminate all intercompany agreements, including any Tax Sharing Agreements, between any of the AVEX Group on the one hand, and Seller and any of its Affiliates other than the AVEX Group, on the other hand (other than any that constitute or are related to Excluded Assets and Liabilities), except as listed on SCHEDULE 2.3.1 hereto.

         (b) All outstanding receivables sold by AVEX Electronics Limited to J.M. Huber Finance Corporation under the Factoring Arrangement shall be purchased by Purchaser from J.M. Huber Finance Corporation on the Closing Date at a price equal to 100% of the face value thereof adjusted for any discount PRO RATA to the Closing Date. Payment of such purchase price shall be made directly to J.M. Huber Finance Corporation on the Closing Date, and such payment obligation shall be separate and distinct from Purchaser's obligation to pay Seller the Closing Cash Consideration. (The price paid for such receivables shall not be taken into consideration for purposes of calculating Closing Working Capital under Section 2.2(d)).

         (c) Purchaser and Seller shall use their best efforts to cancel, as of the Closing, all guarantees, letters of credit or other similar arrangements ("GUARANTEES") entered into by Seller or its Affiliates (other than any of the AVEX Group) relating to any of the AVEX Group, including the Guarantees listed on SCHEDULE 2.3.2. To the extent any of the Guarantees are not so cancelled, Purchaser shall use its best efforts to cause them to be promptly cancelled, and shall indemnify Seller and its Affiliates with respect to any liabilities arising under such Guarantees pursuant to
Section 6.2.

      Section 2.4 EXCLUDED ASSETS AND LIABILITIES. (a) Seller shall, on or prior to the Closing Date, cause each of AVEX, Kilbride Holdings and any of their Subsidiaries to assign or otherwise transfer (by distribution, capital contribution or otherwise) to Seller or one of its Affiliates (other than any of the AVEX Group), and shall assume, all of the Excluded Assets and Liabilities.

         (b) Neither Purchaser nor any of the AVEX Group shall have any liability whatsoever for any Excluded Assets and Liabilities, all of which, subject to the provisions of Section 2.4 hereof, shall have been assumed by Seller and/or one of its Affiliates (other than any of the AVEX Group) on or prior to the Closing Date. Seller shall indemnify Purchaser, AVEX Group and their Affiliates with respect to the Excluded Assets and Liabilities pursuant to
Section 6.1.

      Section 2.5 TRANSFER TAXES. Purchaser shall be liable for, and shall pay, all applicable excise, sales, transfer, documentary, recordation and other similar taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby, up to a maximum of $100,000. Seller and Purchaser will each pay one half of any such amounts in excess of $100,000. Purchaser hereto hereby agrees to file all necessary documentation (including, without limitation, all tax returns) with respect to all such taxes in a timely manner.

      Section 2.6 TAKING OF NECESSARY ACTION; FURTHER ACTION. Seller and Purchaser shall take all such action as may be necessary or appropriate in order to effectuate the transactions hereunder as promptly as possible. If, at any time after the Closing Date, any further action by Seller is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises sold hereunder, Seller shall use its commercially reasonable efforts to take such action.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser that except with respect to the Excluded Assets and Excluded Liabilities (as to which no representations or warranties are given):

      Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Seller and each member of the AVEX Group is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation specified in SCHEDULE 3.1. Each member of the AVEX Group, except for Kilbride Holdings, with respect to which this representation will be true as of the Closing, has the corporate

                                      -13
power and authority and all licenses, permits and authorizations necessary to own or lease its property and assets and to carry on its business as presently conducted, and as presently proposed to be conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Seller has previously provided or made available to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws, as currently in effect, of each member of the AVEX Group.

      Section 3.2 AUTHORIZATION. Seller has the corporate power and authority to execute and deliver this Agreement and each other document to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Agreement and each other document to be executed in connection herewith has been duly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such may be subject to or limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      Section 3.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or any other agreement or document to be delivered hereunder or the consummation of the transactions contemplated hereby or thereby nor the fulfillment of and the performance by Seller of its obligations hereunder or thereunder will (i) contravene any provision contained in the certificate or articles of incorporation or by-laws of any of Seller or any of the AVEX Group,
(ii) conflict with, violate or result in a breach of, or constitute a material default under (A) except as set forth in SCHEDULE 3.3, any Contract or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any of Seller or any of Seller or any of the AVEX Group is a party or by which any of them is bound or to which any of their respective assets or properties are subject, if any, (iii) except with respect to Liens granted to Purchaser's financing sources or otherwise created by Purchaser, result in the creation or imposition of any Lien on any of the assets or properties of any of the AVEX Group, or (iv) except as set forth in SCHEDULE 3.3, result in the acceleration of, or permit any Entity to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of any of the AVEX Group, which in the case of any of clauses (i) through (iv) above, would have a Material Adverse Effect.

      Section 3.4 NO CONSENTS. Except for (i) filings required by the HSR Act and (ii) filings, notices and approvals set forth in SCHEDULE 3.4, to the knowledge of Seller, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Entity is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby by Seller.

      Section 3.5 CAPITALIZATION OF THE AVEX GROUP.

        (a) The authorized capital stock of AVEX consists of 5,000 authorized shares of Common Stock, of which 1,000 shares are presently issued and outstanding and owned beneficially and of record by Seller, and the authorized capital stock of Kilbride Holdings consists of 41 authorized shares of Common Stock, each having a nominal value of NLG 1,000, of which 41 shares are issued and outstanding and owned beneficially and of record by Seller. Except as set forth in SCHEDULE 3.5(A), AVEX and Kilbride Holdings do not have (i) any shares of Common Stock reserved for issuance, or (ii) any outstanding or authorized option, warrant, right, call or commitment relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Entity any right to subscribe for or acquire from it, any shares of its capital stock. Except as set forth in this Section 3.5(a) or in SCHEDULE 3.5(A), there are no (i) outstanding obligations of any of the AVEX Group to repurchase, redeem or otherwise acquire any capital stock of any of the AVEX Group, (ii) authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any of the AVEX Group, or (iii) voting trusts, proxies or other agreements, to which any of the AVEX Group is a party, with respect to the voting or transfer of the capital stock of AVEX or Kilbride Holdings except as otherwise set forth in this Agreement. Except as set forth in SCHEDULE 3.5(A), there are no preemptive or contractual subscription rights with respect to any shares of the capital stock of any of the AVEX Group, and all of the issued and outstanding shares of Common Stock of AVEX and of Kilbride Holdings are duly authorized and validly issued, fully paid and nonassessable.

        (b) All Subsidiaries of AVEX and Kilbride Holdings (as of the Closing) and their respective authorized and issued shares are listed on SCHEDULE 3.1. Except with respect to such Subsidiaries and except as otherwise disclosed in
SCHEDULE 3.5(B), none of the AVEX Group owns any shares of stock or any equity interest in any Entity, and none of the AVEX Group controls any other Entity by means of ownership, management contract or otherwise. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Kilbride Holdings is owned beneficially or of record by Seller, directly or indirectly, and all such shares are validly issued, fully paid and nonassessable and free and clear of preemptive subscription or preemptive rights (other than such rights as may be held by Seller) restrictions on transfer, taxes on Liens, Encumbrances (except for Permitted Encumbrances) or any other limitation or restriction. All of the outstanding capital stock of, or other ownership interests in, Kilbride Holdings as of the Closing Date will be owned beneficially and of record by Seller , directly or indirectly, and all such shares will be validly issued, fully paid and nonassessable and free and clear of any preemptive, subscription or purchase rights (other than such rights as may be held by Seller), restrictions on transfer, taxes, Liens, Encumbrances or any other limitation or restriction. Except as otherwise disclosed in SCHEDULE 3.5(B), there are no (i) shares of capital stock reserved for issuance by any of the AVEX Group, (ii) authorized or outstanding securities of any of the AVEX Group convertible into or exchangeable for, options, warrants, or other rights to acquire from any of the AVEX Group, or other contracts, understandings or arrangements (whether or not contingent) granting to any Entity the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any of the AVEX Group, (iii) voting trusts, proxies or other agreements among the shareholders of AVEX or Kilbride Holdings with respect to the voting or transfer of their Subsidiaries' capital stock, or (iv) outstanding obligations of AVEX or Kilbride Holdings or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any of the AVEX Group. All of the issued and outstanding shares of capital stock of each of the Subsidiaries of AVEX and Kilbride Holdings have been duly authorized and are validly issued, fully paid and nonassessable.

      Section 3.6 FINANCIAL STATEMENTS. Seller has made available to Purchaser the audited combined balance sheets as at December 31, 1997 and December 31, 1998 and the audited combined results of operations and cash flows of the AVEX Group (excluding Kilbride Holdings) for each of the years in the three-year period ended December 31, 1998, including the notes thereto, together with the relevant auditors' report with respect thereto, prepared by KPMG. All of the foregoing financial statements are hereinafter collectively referred to as the "AVEX GROUP FINANCIAL STATEMENTS". In addition, attached hereto as Schedule 3.6(a) are the unaudited combined balance sheet of the AVEX Group as at May 31, 1999 and the unaudited combined results of operations of the AVEX Group (excluding Kilbride Holdings) for the five months ended May 31, 1999 (collectively, the "INTERIM FINANCIAL SCHEDULES"). The AVEX Group Financial Statements have been prepared from, and are in accordance with, the books and records of the AVEX Group, are correct and complete in all material respects, and fairly present the assets and liabilities of the AVEX Group and the combined financial position and combined results of operations of the AVEX Group as of the dates and for the periods indicated, in each case in accordance with GAAP. Except as set forth on Schedule 3.6(b), the Interim Financial Schedules have been prepared from, and are in accordance with, the books and records of the AVEX Group, and are correct and complete in all material respects, and fairly present the assets and liabilities of the AVEX Group and the combined financial position and combined results of operations of the AVEX Group as of the dates and for the periods indicated, in each case in accordance with GAAP.

      Section 3.7 (a) ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in
SCHEDULE 3.7(A), since December 31, 1998, there has not been any Material Adverse Change.

      (b) Except as set forth in SCHEDULE 3.7(B), since December 31, 1998, none of the AVEX Group has: (i) borrowed or agreed to borrow any funds other than in the ordinary and usual course of business through existing credit relationships;
(ii) made or committed to make any capital expenditures except for those not in excess of $500,000 per capital project or $3,000,000 in the aggregate; or (iii) waived or committed to waive any rights, the waiver of which had or would be likely to have a Material Adverse Effect.

      (c) Except has set forth in SCHEDULE 3.7(C), since December 31, 1998, none of the AVEX Group has: (i) made or agreed to make any increase in the compensation payable or to become payable to any employee, except for regularly scheduled increases in compensation payable or increases in the ordinary and usual course of business; (ii) made or agreed to make any increase in benefits under any Employee Benefit Plan, except as may have been required by law, by the provisions of such plan or otherwise in the ordinary and usual course of business; (iii) failed promptly to pay and discharge current liabilities, except where disputed in good faith or where such failure has not and will not have a Material Adverse Effect; or (iv) mortgaged or pledged any of its properties or otherwise suffered to exist thereon any Lien or Encumbrance except for Permitted Encumbrances.

      Section 3.8 GOVERNMENTAL AUTHORIZATIONS; LICENSES; ETC. Except as set forth in SCHEDULE 3.8.1, the business of each member of the AVEX Group has been operated in compliance, in all material respects, with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. Except as set forth in SCHEDULE 3.8.2, each member of the AVEX Group has, and after giving effect to the transactions contemplated by this Agreement, will continue to have, all material permits, licenses, approvals, certificates and other authorizations and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of its business as currently conducted. Except as set forth in SCHEDULE 3.8.3 there is no action, case, investigation or proceeding pending or, to the knowledge of Seller, threatened by any Governmental Authority with respect to (i) any alleged violation by any of the AVEX Group of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by any of the AVEX Group to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of AVEX, Kilbride Holdings and their Subsidiaries (A) which, if determined adversely to any of the AVEX Group, would reasonably be expected to result in a Material Adverse Effect, or (B) seeking to enjoin the transactions contemplated hereby.

      Section 3.9 LITIGATION. Except as set forth in SCHEDULE 3.9, as of the date hereof, there are no claims, actions, proceedings, or investigations pending or, to the knowledge of Seller, threatened in writing against Seller or any of the AVEX Group or any of their officers or directors (in their capacity as such) before any court or Governmental Authority (i) which, if determined adversely to Seller or any of the AVEX Group or any such officer or director, as the case may be, would reasonably be expected to result in a Material Adverse Effect, or (ii) seeking to enjoin the transactions contemplated hereby.

      Section 3.10  TAXES AND TAX PAYMENTS.  Except as set forth on
Schedule 3.10:

        (a) Seller and each member of the AVEX Group (i) has filed (or there has been filed on its behalf) all Income Tax Returns and other material Tax Returns required to have been filed by each of them under applicable law, and all such Income Tax Returns and other material Tax Returns were true, correct and complete in all material respects and (ii) has paid all Income Taxes and other material Taxes that are currently due and payable for all periods through and including the Closing Date except for those contested in good faith or for which adequate reserves have been established in accordance with GAAP. Seller has made available to Purchaser accurate and complete copies of all Income Tax Returns required to be filed by the AVEX Group (or filed on its behalf) since 1995.

        (b) Except for ongoing audits of Seller's consolidated Income Tax Returns, there are no ongoing audits, examinations or other administrative or court proceedings of any Income Tax Returns or other material Tax Returns of any of the AVEX Group, and neither AVEX nor Kilbride Holdings nor any of their Subsidiaries has been notified, formally or informally, by any taxing authority that any such audit, examination or proceeding is contemplated or pending.

        (c) None of Seller or any member of the AVEX Group has executed or filed with the IRS or any other taxing authority any agreement or other document extending, or having the effect of extending, or waiving the period of assessment or collection of any material Taxes for which any member of the AVEX Group could be liable.

        (d) No member of the AVEX Group is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement.

        (e) No member of the AVEX Group has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or under Code Section 162(m).

        (f) With respect to any member of the AVEX Group, there are no pending requests for rulings from any taxing authority with respect to any Taxes and there are no powers of attorney granted that are currently in force with respect to any matter related to Taxes that could affect any member of the AVEX Group.

        (g) With respect to any member of the AVEX Group, to the knowledge of Seller, there are no proposed reassessments by any taxing authority of any property owned or leased.

        (h) None of Seller, AVEX, nor their Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state or local income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local income tax law) apply to any disposition of any assets owned by it.

        (i) To Seller's knowledge, no claim has been made by any authority in a jurisdiction where any member of the AVEX Group has not filed Tax returns that they are subject to taxation by that jurisdiction.

      Section 3.11  ENVIRONMENTAL MATTERS.  Except as set forth on SCHEDULE 3.11
                    ---------------------                          -------------
hereto:

        (a) Each member of the AVEX Group has been and is in compliance with all applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

        (b) None of AVEX, Kilbride Holdings nor any of their respective Subsidiaries has received any written notice, report or other written information from any Governmental Authority regarding any violation of applicable Environmental Laws by, or any liabilities, including any investigatory, remedial or corrective obligations on the part of, any of the AVEX Group or their facilities arising under applicable Environmental Laws, the subject of which would reasonably be expected to have a Material Adverse Effect.

        (c) No Hazardous Discharges, conditions, or circumstances exist at any Owned Real Property, at any Leased Real Property, or at any third-party property at which any of the AVEX Group has disposed of, released, or caused to be disposed of or released any Hazardous Materials, except as would not reasonably be expected to have a Material Adverse Effect.

        (d) This Section 3.11 contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including any arising under any Environmental Laws.

      Section 3.12 EMPLOYEE MATTERS. (a) SCHEDULE 3.12(A) contains a true and complete list as of January 1, 1999 of all the officers and employees currently employed by each member of the AVEX Group having an annual base salary in fiscal year 1998 of $100,000 or more, indicating the title of and whether the employee or officer is covered by an employment, consulting or severance agreement or other similar types of arrangements, and all the directors of each member of the AVEX Group.

        (b) Except as set forth on SCHEDULE 3.12(B), neither Seller nor any of the AVEX Group has entered into any collective bargaining agreements with respect to the employees of each member of the AVEX Group ("AVEX EMPLOYEES"), there is no labor strike, labor dispute, work slowdown or work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting any of the AVEX Group, and, to the knowledge of Seller, no union organization campaign is in progress with respect to any of the AVEX Employees, and no material question concerning representation exists respecting such employees, there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against any of the AVEX Group, except for such agreements, activities, charges or complaints which would not reasonably be expected to have a Material Adverse Effect.

      Section 3.13  EMPLOYEE BENEFIT PLANS.

      (a) SCHEDULE 3.13(A) lists all material AVEX Benefit Plans. Seller has made available to Purchaser complete and correct copies of (i) each AVEX Benefit Plan (or, in the case of any unwritten Employee Benefit Plans, descriptions hereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each AVEX Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each AVEX Benefit Plan for which a summary plan description is required and (iv) each trust agreement relating to any AVEX Benefit Plan.

      (b) No AVEX Benefit Plan is a Multiemployer Plan and, except as set forth on SCHEDULE 3.13(B), no AVEX Benefit Plan provides health or other welfare benefits to Former Employees of the AVEX Group other than (i) as necessary to comply with COBRA, or (ii) death benefits under an Employee Pension Benefit Plan. To the extent that such AVEX Benefit Plan provides health or other welfare benefits to Former Employees of the AVEX Group, such obligations are properly accrued for under GAAP on an ongoing basis by members of the AVEX Group.

      (c) Except as set forth on SCHEDULE 3.13(C), each AVEX Benefit Plan has been and is maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code, any foreign laws and any other applicable laws, including, but not limited to, requirements as to the filing of all reports and the disclosures required to be filed with or furnished to governmental agencies, participants or beneficiaries. Each AVEX Benefit Plan which is intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such AVEX Benefit Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Seller, has revocation been threatened.

      (d) Except as set forth on SCHEDULE 3.13(D), with respect to each AVEX Benefit Plan which is an Employee Pension Benefit Plan (i) all required contributions which are due for all periods ending prior to or as of the Closing have been made, (ii) all such contributions which are not due as of the Closing have been properly accrued to the extent required by GAAP, and (iii) none of Seller nor any of the AVEX Group has incurred any accumulated funding deficiency (as defined in Section 412 of the Code and Section 302 of ERISA). With respect to any AVEX Benefit Plan subject to Title IV of ERISA, Seller and the AVEX Group have not incurred any liability to such Employee Pension Plan or to the PBGC, other than for payment of premiums, all of which have been paid when due, and other than any liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on SCHEDULE 3.13(D), no termination or partial termination of any existing AVEX Benefit Plan has occurred within the last three years, nor has a notice of intent to terminate any existing AVEX Benefit Plan which is an Employee Pension Benefit Plan been issued by a member of the AVEX Group. The PBGC has not instituted any proceedings to terminate any AVEX Benefit Plan. SCHEDULE 3.13(D) sets forth the unfunded accrued liabilities for each AVEX Benefit Plan that is a "defined benefit plan," as defined in Section 3(35) of ERISA, which is contained in the most recently issued valuation actuarial report for each such plan determined on an ongoing basis and used in calculating the minimum funding requirements under ERISA. There has been no "reportable event," as defined in Section 4043 of ERISA, with respect to any AVEX Benefit Plan, for which notice has not been waived.

      (e) Except as set forth on SCHEDULE 3.13(E), no AVEX Benefit Plan is funded by a trust described in Section 501(c)(9) of the Code.

      (f) To the extent that any of the foregoing representations in this
Section 3.13 relate to a AVEX Benefit Plan currently maintained or contributed to for the benefit of AVEX Employees employed in foreign jurisdictions, such representations are made to the knowledge of Seller.

      (g) No member of the AVEX Group nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and ERISA Section 3(14), respectively, has engaged in any "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 of ERISA that is reasonably likely to subject AVEX, or any disqualified person or party in interest to the tax or penalty imposed by Section 4975 of the Code or sanction under Title I of ERISA. Neither any member of the AVEX Group nor any party in interest or disqualified person has taken or omitted any action with respect to the AVEX Benefit Plans which could lead to the imposition of an excise tax under the Code or a penalty under ERISA which could reasonably be expected to have a Material Adverse Effect.

      (h) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or to the knowledge of Seller, threatened against any of the AVEX Benefit Plans or any fiduciary of any of the AVEX Benefit Plans or against the assets of any of the AVEX Benefit Plans.

      (i) Except as set forth on SCHEDULE 3.13(I) or as may be required by applicable law, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any AVEX Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

      (j) Each member of the AVEX Group has complied in all material respects with the requirements of COBRA.

      Section 3.14 PROPRIETARY RIGHTS. SCHEDULE 3.14.1 (i) identifies U.S. patents related to the business of the AVEX group and which are owned by Seller or any member of the AVEX Group, (ii) identifies registered trademarks related to the business of the AVEX group and which are owned by Seller or any member of the AVEX Group, (iii) identifies trademark applications related to the business of AVEX and owned by AVEX, and (iv) identifies each license which any of the AVEX Group has granted to any third party with respect to its Intellectual Property. Except as set forth in the SCHEDULE 3.14.1 to the knowledge of Seller, there is no pending or threatened against any of the AVEX Group any claim by any third party contesting the validity, enforceability, use or ownership of any of its Intellectual Property. Trademarks listed in SCHEDULE 3.14.1(II) will be assigned by Seller to Purchaser using the form disclosed in SCHEDULE 3.14.2. Patents listed under SCHEDULE 3.14.1(I) shall be assigned by Seller to Purchaser using the form disclosed in SCHEDULE 3.14.3.

      Section 3.15 CONTRACTS.

      (a) SCHEDULE 3.15(A) lists all outstanding written contracts (except for usual and ordinary purchase orders executed in the normal course of business and except for insurance policies and contracts that will be terminated on the Closing), agreements, leases, permits or licenses, to which, as of the date hereof, any of the AVEX Group is a party or is otherwise bound, of the type described below (the "CONTRACTS"):

              (i) all agreements for the purchase by any of the AVEX Group of machinery, equipment or other personal property other than those that are for amounts not to exceed $500,000;

              (ii)all capitalized leases, pledges, conditional sale or title retention agreements involving the payment of more than $500,000;

              (iii) all agreements between Seller or any of its Affiliates and any of the AVEX Group;

              (iv)all agreements relating to the consignment or lease of personal property (whether any of the AVEX Group is lessee, sublessee, lessor or sublessor), other than such agreements that provide for annual payments of less than $500,000;

              (v) all agreements containing commitments of suretyship, guarantee or indemnification (except for guarantees, warranties and indemnities provided by any of the AVEX Group in the ordinary course of business and those having a contract value in the aggregate of $1,000,000 or less);

              (vi)all mortgages, indentures, notes, bonds or loan agreements relating to indebtedness incurred or provided by any of the AVEX Group; and

              (vii)any agreement, other than those covered by clauses (i) through (vi) above or those covered by Section 3.12, 3.16 or 3.17, involving payment or receipt by any of the AVEX Group of more than $1,000,000 in the aggregate in any calendar year.

        (b) Except as set forth on SCHEDULE 3.15(B), and to the knowledge of Seller, none of the other parties to any such Contracts is in material default thereof, and none of such parties has given written notice to any of the AVEX Group that it intends to terminate or materially alter the provisions of such Contracts either as a result of transactions contemplated hereby or otherwise, and none of the AVEX Group has given notice to any other party to any such Contract that it intends to terminate or materially alter the provisions of any such Contract.

        (c) None of the AVEX Group is in material default, nor has any of the AVEX Group been given notice of, any default or claimed, purported or alleged default, under any of the Contracts.

        (d) Except as summarized on SCHEDULE 3.15(D), there are no outstanding written purchase orders or purchase commitments relating to goods or services to be purchased by any of the AVEX Group within the ordinary and usual course of business in excess of

$1,000,000. To the knowledge of Seller, there are no outstanding purchase orders or purchase commitments relating to any of the AVEX Group which are not in the ordinary and usual course of business.

        (e) Correct and complete copies of all Contracts, including any amendments thereto, have been delivered or made available to Purchaser.

      Section 3.16 GOVERNMENT COMMITMENTS. SCHEDULE 3.16 lists all Government Commitments and identifies those Government Commitments which require consent for assignment to Purchaser. All such consents have been applied for.

      Section 3.17 REAL PROPERTY. (a) SCHEDULE 3.17(A) lists all real properties owned by each member of the AVEX Group. Seller has made available to Purchaser such information, in writing, concerning the real properties owned by any of the AVEX Group as Purchaser has requested. Such information is true and complete in all material respects. Each of the real properties listed on SCHEDULE 3.17(A) is owned by the member of the AVEX Group listed thereon as the owner thereof (the "OWNED REAL PROPERTY"), and each such member of the AVEX Group has good, indefeasible and insurable title to all the Owned Real Property owned by it, except as set forth on SCHEDULE 3.17(A). All of the Owned Real Property is owned by each member of the AVEX Group free and clear of all Liens and Encumbrances, except (i) Permitted Encumbrances, and (ii) such defects, irregularities, encumbrances and other imperfections of title as normally exist with respect to property similar in character and that do not and would not, individually or in the aggregate have or result in a Material Adverse Effect, and (iii) as disclosed in SCHEDULE 3.17(A).

        (b) SCHEDULE 3.17(B) lists all leases of real property under which each member of the AVEX Group is a tenant, with rental payments in excess of $500,000 per annum under the applicable lease (the "LEASED REAL PROPERTY"), setting forth the address, landlord and tenant for each parcel of Leased Real Property. AVEX, Kilbride Holdings or the relevant Subsidiary of either, as the case may be, is a party to the Leased Real Property pursuant to valid and binding leases therefor that are in full force and effect and enforceable by AVEX, Kilbride Holdings or the relevant Subsidiary of either, as the case may be, in accordance with their respective terms, except where any lack of enforceability, individually or in the aggregate would not have or result in a Material Adverse Effect. Seller has previously provided or made available to Purchaser complete and correct copies of all written leases of Leased Real Property. Except as set forth in SCHEDULE 3.17(B), none of AVEX, Kilbride Holdings nor any of their respective Subsidiaries has received any written notice of default or event of default under any lease of Leased Real Property.

        (c) The Owned Real Property and the Leased Real Property constitute all of the real property owned, leased or otherwise utilized in connection with and material to the business of each member of the AVEX Group.

      Section 3.18 PERSONAL PROPERTY. Except as set forth in SCHEDULE 3.18, each member of the AVEX Group owns or leases, and upon consummation of the transactions contemplated by this Agreement, each member of the AVEX Group will own or lease, all tangible personal property required to conduct its business, in all material respects, in the ordinary and usual course of business and as conducted on the Closing Date. The machinery and equipment material to the business or operations of each member of the AVEX Group are in normal operating condition, ordinary wear and tear and obsolescence excepted, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations. Each member of the AVEX Group has good title to all its owned tangible personal property, free and clear of all Liens and Encumbrances, except Permitted Encumbrances, and such Liens, if any, in the aggregate, do not materially interfere with the use of such property.

      Section 3.19 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 3.19, none of the Seller's shareholders, directors, officers or employees nor any of their respective Affiliates is involved in any business arrangement or relationship with any of the AVEX Group (whether written or oral), and none of Seller's shareholders, directors, officers or employees nor any of their respective Affiliates owns any property or right, tangible or intangible, which is necessary to the business of any of the AVEX Group.

      Section 3.20 INSURANCE. Except as set forth in SCHEDULE 3.20, all policies of insurance covering the business, operations, or assets of any of the AVEX Group, or providing for business interruption, personal or product liability coverage with respect thereto, will be terminated effective as of the Closing Date. Except as set forth in SCHEDULE 3.20, there are no material claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance.

      Section 3.21 BROKERS. BT Alex. Brown Incorporated is the Seller's and the AVEX Group's financial advisor and investment banker in connection with the transactions contemplated by this Agreement.

      Section 3.22 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. To the knowledge of Seller, no member of the AVEX Group, or any of their respective directors or officers, and none of the agents, affiliates, or employees, or other persons acting on behalf of any member of the AVEX Group or any of their respective directors, officers, agents, affiliates or employees, has (i) given, proposed to give, or agreed to give any material gift or similar benefit to any governmental employee or official for the purpose of directly or indirectly furthering the business of any member of the AVEX Group, and which, if not continued in the future, could reasonably be expected to have a Material Adverse Effect, or (ii) used any Huber Group funds for contributions, payments, gifts to, or entertainment of, government officials, or made any expenditures relating to political activities in violation of any applicable laws, or established or maintained any unlawful funds.

      Section 3.23 YEAR 2000 MATTERS. The AVEX Group has (i) initiated a review and assessment of all areas within its business and operations that could be adversely affected by the "YEAR 2000 PROBLEM" (that is, the risk that computer applications used by the AVEX Group may be unable to recognize and perform properly date sensitive functions involving certain dates prior to and at any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, initiated implementation of that plan. Based on the foregoing, and provided the plan and timeline for addressing the Year 2000 Problem continue to be implemented and developed on a timely basis by Purchaser after the Closing, Seller believes that all computer applications that are material to the AVEX Group's business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. The foregoing statements constitute a YEAR 2000 READINESS DISCLOSURE.

      Section 3.24 INVENTORIES AND RECEIVABLES. The inventory of each member of the AVEX Group as of December 31, 1998 and at May 31, 1999 is reflected in the AVEX Financial Statements and the Interim Financial Schedules, respectively, as of such date in accordance with GAAP (subject to the reserves provided for therein). Except as disclosed in SCHEDULE 3.24 (i) since December 31, 1998, each member of the AVEX Group has acquired and disposed of inventory only in the ordinary course of business, (ii) to the knowledge of Seller and subject to the reserves provided for therein, the booked inventory of the AVEX Group consists in all material respects of items of a quality salable or usable in the ordinary course of business (except to the extent returnable to the vendors thereof for the full purchase price), (iii) no member of the AVEX Group is bound by any inventory purchase commitment, whether oral or written, formal or informal, that is not cancelable by such member without penalty on written notice of 60 days or less, or which was not ordered in connection with a valid purchase order, letter of intent, instruction, forecast or manufacturing agreement from a customer, and
(iv) subject to normal reserves in accordance with past practice not exceeding the amounts of such reserves in the AVEX Financial Statements, the accounts receivable of the AVEX Group are, and as of the Closing Time will be, valid and are subject to no counterclaim, set-off or other deduction or notice of refusal to pay (other than those arising from standard procedures and contractual provisions relating to the retest, repair and replacement of customer returns).

      Section 3.25 WARRANTY CLAIMS. Seller has made available to Purchaser correct and complete copies of all product warranties issued or made by any member of the AVEX Group in connection with the sale or lease of any product or the rendition of any service. Seller has made available to Purchaser descriptions of its standard procedures with regard to the retest, repair and replacement of customer returns. All existing material warranty, product liability and similar claims have been properly accrued for or reserved for in accordance with GAAP in the AVEX Financial Statements and in the Interim Financial Schedules.

      Section 3.26 RELATIONS WITH CUSTOMERS AND SUPPLIERS. Except as disclosed in SCHEDULE 3.26, to the knowledge of Seller (i) neither the public announcement nor consummation of the transactions contemplated hereby will cause any customer or supplier to terminate its business relationship with any member of the AVEX Group, and (ii) since December 31, 1998, none of the AVEX Group has received written notice from any of its top 15 customers of a demand for renegotiation of the margin or mark-up or price redetermination of any material business transaction which has not been resolved.

      Section 3.27  BOOKS AND RECORDS.

      (a) The minute books and stock ledgers of each member of the AVEX Group that have been made available, or will be made available prior to Closing, to Purchaser or its representatives constitute all of the minute books and stock ledgers of the members of the AVEX Group.

      (b) Each member of the AVEX Group makes and keeps financial books, records and accounts which, in reasonable detail and in all material respects, are complete and fairly reflect its transactions and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurances that (i) transactions involving any member of the AVEX Group are executed in accordance with management's general or specific authorizations;
(ii) transactions are recorded as necessary (A) to permit the preparation of financial statements for the AVEX Group in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to the assets of the members of the AVEX Group is permitted only in accordance with management's general or specific authorizations; and
(iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      Section 3.28 INVESTMENT INTENT. Seller is acquiring the Benchmark Stock specified in Section 2.2(c) solely for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof except as permitted by applicable law or pursuant to registration under applicable securities laws. Purchaser understands that such Benchmark Stock has not been registered under any federal or state securities or "blue-sky" laws, or the securities laws of any other jurisdiction, by reason of specified exemptions therefrom which depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby, and that such laws and applicable regulations may prohibit resale or such Benchmark Stock without registration under such laws unless an applicable examption from registration is available.

      Section 3.29 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Seller, any of the AVEX Group or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, Seller and the AVEX Group make no representations or warranties with respect to any projections, estimates or budgets delivered to or made available to Purchaser of future revenues or results of operations or any component thereof, future cash flow or future financial condition or with respect to any other documents made available to Purchaser with respect to the AVEX Group.

                                      ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

      Section 4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.

      Section 4.2 AUTHORIZATION. Purchaser has the corporate power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Purchaser and each agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such may be subject to or limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      Section 4.3 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not (a) contravene any provision contained in the articles of incorporation or by-laws of Purchaser, (b) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (i) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (ii) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject.

      Section 4.4 NO CONSENTS. Except for (i) filings under the HSR Act and (ii) filings and approvals set forth in SCHEDULE 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Entity is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser.

      Section 4.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Purchaser, would reasonably be expected to have a material adverse effect on Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

      Section 4.6 BROKERS. Except as set forth on SCHEDULE 4.6, no Entity is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

      Section 4.7 INVESTMENT INTENT. Purchaser is acquiring the AVEX Stock and Kilbride Holdings Stock solely for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. Purchaser understands that the AVEX Stock and Kilbride Holdings Stock has not been registered under any federal or state securities or "blue-sky" laws, or the securities laws of any other jurisdiction, by reason of specified exemptions therefrom which depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby, and that such laws and applicable regulations may prohibit resale of such AVEX Stock and Kilbride Holdings Stock without registration under such laws unless an applicable exemption from registration is available.

      Section 4.8 FUNDS. Purchaser will, on and after the Closing Date, have the funds necessary to consummate the stock purchase hereunder and pay the Closing Cash Consideration and the Purchase Price and the resources necessary to fulfill its obligations under this Agreement.

                                    ARTICLE V

                         CERTAIN COVENANTS AND AGREEMENTS

      Section 5.1  ACCESS AND INFORMATION.

        (a) (i) From and after the date hereof, Seller will, and Seller will cause each member of the AVEX Group to, provide Purchaser and its agents and representatives with reasonable access during normal business hours to such of its premises, properties, contracts, commitments, books, records and other information of Seller and each member of the AVEX Group, upon reasonable notice, as Purchaser and its respective agents and representatives shall reasonably request from time to time. Purchaser agrees to conduct and agrees to cause its agents and representatives to conduct, any such inquiries with reasonable discretion and sensitivity to Seller's relationships with its employees, customers and suppliers. The parties shall cooperate in connection with the formation of Kilbride Holdings and Seller shall allow Purchaser to review and comment on all relevant formation documents prior to filing with the appropriate governmental authorities. The foregoing notwithstanding, none of Purchaser or its representatives or agents shall contact any employee, customer or supplier of Seller or any of the AVEX Group regarding Seller or the AVEX Group without the prior written consent of Seller.

      (ii) Following the Closing, Purchaser shall, and shall cause the AVEX Group and employees to, upon reasonable notice, fully cooperate with Seller and afford to Seller and its respective counsel, accountants and other authorized representatives reasonable access during normal business hours to all books, records, data, facilities, properties and personnel (and permit Seller and its counsel, accountants and other authorized representatives to make copies of such books, records and other data), to the extent that such access may be reasonably requested by Seller to facilitate (A) the preparation by Seller of such tax returns as may be required to file with respect to the operations of the AVEX Group or the ownership of and sale of an interest in the AVEX Group or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (B) the investigation, litigation or final disposition of any claim which may have been or may be made against Seller or any of its Affiliates in connection with any of the AVEX Group, (C) the preparation by Seller of materials necessary for any audit, examination or proceeding and (D) for any other reasonable business purpose. Seller agrees that it will hold in confidence all data and information obtained pursuant to this Section 5.1(a) (other than data and information which is a matter of general or public knowledge or in the public domain, or was filed as public data or information with any governmental authority other than as a result of a breach of this covenant, or is relevant to a judicial proceeding and is disclosed in connection therewith) and will not disclose such data and information to others without the prior written consent of Purchaser, except that Seller may provide such data and information in response to legal process or applicable governmental regulations.

      (b) All information disclosed to any other party to this Agreement (or its representatives), whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be kept confidential by such other party and its representatives in accordance with the confidentiality agreement dated May 13, 1999 by and between Seller and Purchaser (the "CONFIDENTIALITY AGREEMENT") and shall not be used by any Entity, other than in connection with the transactions contemplated by this Agreement. The Confidentiality Agreement shall survive the Closing or termination of this Agreement.

      Section 5.2 CONDUCT OF BUSINESS BY SELLER. From the date hereof to the Closing Date, except as otherwise contemplated or permitted by this Agreement, Seller will and will cause each member of the AVEX Group to, except as otherwise expressly provided herein, or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

        (a)  conduct its business only in the ordinary and regular course;

        (b) maintain its corporate existence and use commercially reasonable efforts to keep in full force and effect all material rights, franchises and goodwill relating or obtaining to its business;

        (c) use commercially reasonable efforts to preserve its present relationships with customers, suppliers, contractors and distributors;

        (d) perform in all material respects all of its obligations under all notes, bonds, mortgages, indentures, licenses, contracts, agreements or other instruments or obligations to which each member of the AVEX Group is a party or by which any of them or any of their respective properties or assets may be bound and not enter into, assume or amend any of the foregoing other than in the ordinary course of business;

        (e) promptly inform Purchaser in writing of any material breach of or change in the representations and warranties contained in Article III hereof;

        (f) not pay or declare any dividend, redemption or other distribution with respect to their respective capital stock, other than such distributions in respect of any capital stock payable entirely to Seller or a wholly-owned subsidiary of Seller;

        (g) not amend its articles of incorporation or by-laws;

        (h) not grant any right to severance or termination pay to, or enter into any current employment or severance agreement with any employee of any of the AVEX Group, except as required by applicable law;

        (i) not extend any material amount of credit departing from its normal and customary trade, discount and credit practices;

        (j) not guarantee the obligation of any other Entity (other than any Subsidiary of AVEX or Kilbride Holdings) except by the endorsement of negotiable instruments for deposit or collection in the ordinary and usual course of business;

        (k) maintain adequate spares and inventory in the ordinary and usual course of business and shall sell or dispose of inventory only in the ordinary and usual course of business;

        (l) not knowingly take or knowingly omit to be taken any action, which would have a Material Adverse Effect.

      Section 5.3  [Intentionally omitted]

      Section 5.4  TAXES.

      (A) SECTION 338(H)(10) ELECTION.

            (i) Seller and Purchaser shall join in making a timely and effective election with respect to AVEX, Kilbride Holdings and their Subsidiaries under Sections

338(g) and 338(h)(10) of the Code (the "ELECTION"). Seller and Purchaser shall report, on their respective tax returns, in connection with the determination of income, franchise or other taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Election unless required to do otherwise pursuant to a determination (within the meaning of Section 1313(a) of the Code). Notwithstanding anything in this Agreement to the contrary, Seller shall pay any and all federal, state and local income and franchise taxes, and be entitled to any tax benefits of any losses for federal, state and local income and franchise tax purposes, for all taxable periods (or portions thereof) ending on or before the Closing Date, resulting from the Election.

            (ii) Purchaser shall be responsible for the initial preparation of all forms and documents required in connection with the Election, and Purchaser and Seller shall timely file all forms required to be filed to make the Election. Seller shall timely execute and deliver to Purchaser such documents or forms as are required by any tax laws to complete the Election.

            (iii) To the extent permitted by state and local laws, the principles and procedures of this Section 5.4 shall also apply with respect to a
Section 338(h)(10) election or equivalent or comparable provision under state or local law, including, without limitation, an election under Section 338(g) of the Code or equivalent or comparable provision under state or local law. Seller and Purchaser covenant and agree that to the extent that an election similar to a Section 338(g) or 338(h)(10) election under the Code is optional under any state or local law, they shall so elect so as to treat the transactions contemplated herein as a sale of assets for state and local income and franchise tax purposes.

      (B) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax returns for AVEX, Kilbride Holdings and their Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax returns with respect to periods for which a consolidated, unitary or combined income Tax return of Seller will include the operations of AVEX, Kilbride Holdings and their Subsidiaries. Such Tax returns shall be prepared by Purchaser in a manner consistent with practices followed in prior years with respect to similar Tax returns except for changes required by changes in law or fact. Purchaser shall provide draft copies to Seller at least 30 days prior to the due date (as extended) for such returns and shall permit Seller to review and comment on each such Tax return described in the preceding sentence prior to filing and shall make such revisions to such returns as are reasonably requested by Seller. Seller shall reimburse Purchaser for Taxes of AVEX, Kilbride Holdings and their Subsidiaries with respect to such periods within fifteen (15) days after payment by Purchaser or AVEX, Kilbride Holdings and their Subsidiaries of such Taxes to the extent such Taxes are not reflected in the Closing Working Capital.

      (C) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax returns of AVEX, Kilbride Holdings and their Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Such Tax returns shall be prepared by Purchaser in a manner consistent with practices followed in prior years with respect to similar Tax returns except for changes required by changes in law or fact. Purchaser shall provide draft copies to Seller at least 30 days prior to the due date (as extended) for such returns and permit Seller to review and comment on each such Tax return described in the preceding sentence prior to filing and shall make such revisions to such returns as are reasonably requested by Seller. Seller shall pay to Purchaser within fifteen (15) days after the date on which approved Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the Closing Working Capital.

           For purposes of this Section 5.4, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts (including value-added taxes and similar taxes such as the Goods and Services Tax imposed by Singapore) be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts (including value-added taxes and similar taxes such as the Goods and Services Tax imposed by Singapore) be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of AVEX, Kilbride Holdings and their Subsidiaries.

        (d) REFUNDS AND TAX BENEFITS. Any Tax refunds that are received by Purchaser or AVEX, Kilbride Holdings and their Subsidiaries and any amounts credited against Tax to which Purchaser or AVEX, Kilbride Holdings and their Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Purchaser or AVEX, Kilbride Holdings and their Subsidiaries, of any amount reflected in the Closing Working Capital, the Purchaser shall pay such amount to Seller within fifteen
(15) days after receipt or entitlement thereto.

        (e) ALLOCATION OF PURCHASE PRICE. (i) Seller and Purchaser agree (x) in all circumstances to allocate, within three months following the Closing Date, the portion of the Purchase Price attributable to the sale of the AVEX Stock hereunder for U.S. federal income tax purposes pursuant to Treas. Reg. Sec. 1.338(h)(10)-l(f), which agreement as to allocation shall be in writing, and (y) to follow said Purchase Price allocation for purposes of all U.S. federal and, where applicable, state and local income and franchise tax returns, to the extent said values are relevant for such purposes. For purposes of this Section 5.4(e), the value of the Benchmark Stock delivered to Seller pursuant to Section 2.2(c) shall be calculated based upon the average closing sale price thereof on the Closing Date, or, if the Closing Date is not a Business Day, on the trading day immediately preceding the Closing Date. In the event that the parties cannot agree on the proper allocation within the three-month period described above, the parties will follow the dispute resolution procedure established in Section 2.2(d) for working capital items by selecting the Selected Accounting Firm, which will establish the allocation within one month of the end of the three-month period.

           (ii) Unless they are required to be changed by the final and non-appealable determination of a taxing authority, the agreements in this
Section 5.4 shall remain in effect for a period of one year past the statute of limitations governing the duration of either party's rights or liabilities in any particular instance.

      Section 5.5 COMMERCIAL EFFORTS; FURTHER ASSURANCES. (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Seller and Purchaser will use their commercially reasonable efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement.

      (b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Entity is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

      (c) Both before and after the Closing, Seller and Purchaser shall cooperate to assist each member of the AVEX Group in obtaining any authorizations, consents and acknowledgments that are required under any Government Commitment to enable each member of the AVEX Group, to be entitled to continue to receive all payments to come due after the Closing under such Government Commitment.

      Section 5.6 AMENDMENTS TO SCHEDULES; NOTICE OF NONCOMPLIANCE. (i) Each of Seller and Purchaser agrees that it shall, as soon as reasonably practicable after it learns of the existence of any facts or circumstances causing any of the representations and warranties herein made or other information contained herein, respectively, by Seller or Purchaser (including those representations and warranties contained in Article III or Article IV), to have been incorrect when made or to have thereafter become incorrect

(whether through its discovery of an inadvertent, good faith error at the time this Agreement was signed or the happening thereafter of any event or occurrence or otherwise), deliver to the other one or more amended Schedules to this Agreement for the purpose of correcting or updating such representations and warranties or information; and (ii) each party shall give prompt written notice to the other of any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement, PROVIDED, that Seller or Purchaser, as the case may be, shall have 30 days following the giving of a notice pursuant to this clause (ii) in which to cure or remedy any such failure to comply with or satisfy any such covenant, condition or agreement, except for Purchaser's obligation to pay the Purchase Price as specified herein on the Closing Date.

      Section 5.7 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, any Governmental Authority, employees or the general public shall be mutually agreed upon in advance by Seller and Purchaser; PROVIDED, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement prior thereto, provided that no such announcement or disclosure will provide financial information with respect to Seller.

      Section 5.8 HART-SCOTT-RODINO ACT; OTHER APPROVALS. (a) Each of Seller and Purchaser will use its respective commercially reasonable efforts to file with the Antitrust Division of the Department of Justice (the "ANTITRUST Division") and the Federal Trade Commission (the "FTC") promptly, and in any event within 10 days following the date hereof the notification and report form (the "REPORT") required under the HSR Act, with respect to the transactions contemplated hereby. Each of Seller and Purchaser shall cooperate with each other to the extent necessary to assist each other in the preparation of its Report, shall request early termination of the waiting period required by the HSR Act and, if requested, will promptly amend or furnish additional information thereunder requested by the Antitrust Division and/or the FTC.

        (b) Each of Seller and Purchaser will use its respective commercially reasonable efforts to obtain the approvals described in SCHEDULE 3.16.

      Section 5.9  EMPLOYEE BENEFITS AND RELATED MATTERS.

        (a) EMPLOYMENT. Purchaser shall honor any commitment of Seller, the AVEX Group or, following the Closing, Purchaser, to reemploy any employee of the AVEX Group who is not actively at work on the Closing due to leave of absence, disability leave, military leave or layoff with recall rights (collectively, "INACTIVE EMPLOYEES"). For purposes hereof, Active Employees who immediately following the Closing continue their employment with the AVEX Group and Inactive Employees, whether or not they become reemployed by the AVEX Group, shall be referred to herein collectively as "CONTINUED EMPLOYEES." Subject to any contractual or legal requirements, Purchaser or any member of the AVEX Group shall have the right to dismiss or terminate any

Continued Employee at any time after Closing, with or without cause, and to change the terms of employment of any Continued Employee. For purposes hereof, an employee of the AVEX Group whose employment with the AVEX Group has terminated for any reason (including retirement) prior to the Closing and who, as of the Closing, is not employed by the AVEX Group shall be referred to herein as a "FORMER EMPLOYEE."

        (b) SEVERANCE OBLIGATIONS. Seller and Purchaser agree that the transactions contemplated hereby shall not constitute a severance of employment of any Continued Employee prior to the consummation of the transactions contemplated hereby. Pursuant to Section 6.2, Purchaser shall indemnify Seller from any and all claims made by a Continued Employee or Former Employee for severance or other separation benefits and from any and all claims based on the following occurring on or after the Closing: (i) breach of contract; (ii) the employment or the failure to offer employment to, or the termination of, the employment of any Continued Employee or Former Employee; or (iii) the transactions contemplated by this Agreement.

        (c) WARN ACT. Purchaser agrees to provide any required notice under the WARN Act, and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN
Act) or similar event affecting Continued Employees or Former Employees and occurring on or after the Closing.

        (d) AVEX BENEFIT PLANS. Effective as of the Closing, Purchaser shall assume, or shall cause the AVEX Group to, assume or retain and be responsible for any and all liabilities and obligations under all AVEX Benefit Plans.

        (e) FOREIGN EMPLOYMENT MATTERS. Effective as of the Closing, Purchaser shall, or shall cause the AVEX Group to, assume or retain and be responsible for the employment (including any employment contracts) of the Continued Employees who are employed outside the United States ("FOREIGN CONTINUING EMPLOYEES"). Purchaser shall assume or retain all obligations and liabilities relating to the Foreign Continuing Employees' employment (including, but not limited to, any employment contracts) under local laws and practices without Seller having any liability to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees.

      Section 5.10 BOOKS AND RECORDS; RESIGNATIONS. At the Closing, Seller shall cause to be delivered to Purchaser (i) all the organizational documents, minute books, stock ledgers and related items of each member of the AVEX Group, including, without limitation, all personnel records of the employees who are going to continue to be employed by the AVEX Group following the Closing; and
(ii) the resignations of all of the directors and officers of each member of the AVEX Group.

      Section 5.11 POWERS OF ATTORNEY; BANK ACCOUNTS. (a) SCHEDULE 5.11 sets forth a true, complete and correct list of the names and addresses of all Entities holding a power-of-attorney or signatory authority on behalf of each member of the AVEX Group with respect to bank accounts and all bank deposits and accounts, including investment accounts, operating accounts, lockboxes and safe-deposit boxes maintained by each member of the AVEX Group, the account or box numbers thereof, the names and addresses of all banks or other financial institutions in which each member of the AVEX Group has any such account or lockbox or safe-deposit box, with the names of all Entities authorized to draw on such accounts or deposits or to have access to such boxes.

        (b) On or prior to the Closing Date, Seller and Purchaser shall cooperate to develop procedures to ensure that all arrangements pursuant to which funds or receipts of any of the AVEX Group are swept into or otherwise transferred into any bank or other deposit account maintained by or under the control of Seller are converted to bank or other deposit accounts maintained by or under the control of Purchaser. If after Closing the funds held in any accounts of the AVEX Group are swept into accounts under the control of Seller, Seller agrees to hold any such funds in trust for the AVEX Group and promptly to return such funds to the AVEX Group, with interest thereon at the prime rate.

      Section 5.12  NONCOMPETITION AND NONSOLICITATION.

      (a) In order to induce Purchaser to enter into and consummate the transactions contemplated by this Agreement, Seller agrees that it will not, and it will not permit its Subsidiaries and Affiliates to:

      (i) for a period of three years from and after the Closing Date, engage in the business of contract electronics manufacturing (the "BUSINESS"), nor to own any interest in any enterprise engaged in the Business, within any geographic area of the world in which, immediately after the Closing Date, Purchaser or the AVEX Group are engaged in the Business, PROVIDED, HOWEVER, (x) that Seller and its Subsidiaries shall be permitted to own not more than 10 percent of the outstanding capital or other equity interests in any such enterprise but only to the extent that such stock or other equity interests are acquired and held as investments in the ordinary course of such holder's business or activities and such holders do not exercise control or participate in the management of any such enterprise; and (y) Huber and its Subsidiaries shall be permitted to own any or all of the outstanding capital stock or other equity interests of any such enterprise if the Business activities are not the primary activities of any such enterprise and such enterprise disposes of its Business activities within 12 months after Huber's purchase of the outstanding capital stock or other equity interest of such enterprise; or

      (ii) for a period of three years from and after the Closing Date, directly or through an intermediary, solicit any individual who is an employee of Purchaser or any member of the AVEX Group to terminate his or her relationship with Purchaser or such member of the AVEX Group.

      (b) Seller agrees and acknowledges that (i) the provisions of Section 5.12(a) are reasonable and necessary for the protection of the Business from and after the Closing Date, (ii) the breach of Section 5.12(a) by Seller or any of its Subsidiaries or Affiliates will result in irreparable harm to Purchaser,
(iii) no adequate remedy at law is available to Purchaser for the breach by Seller or any of its Subsidiaries or Affiliates of Section

5.12(a) hereof, and (iv) Purchaser shall be entitled to specific enforcement of
Section 5.12(a), without the necessity of proving actual monetary loss.

        Section 5.13 NONSOLICITATION OF OFFERS. Without the prior written consent of Purchaser, from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller shall not, and shall not authorize or permit any of its representatives to, directly or indirectly (i) solicit, initiate or take any action to facilitate the submission of inquiries, proposals or offers from any Entity (other than the Purchaser) relating to any acquisition or purchase of all or part of the shares of capital stock of any member of the AVEX Group, whether by stock purchase, merger, consolidation or otherwise, or (ii) enter into or participate in any discussion or negotiations regarding any of the foregoing, or furnish to any Entity (other than Purchaser) any information with respect to the AVEX Group or its business, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any such other Entity to do or seek any of the foregoing.

        Section 5.14 RELEASE. Immediately following the Closing, Purchaser shall, and shall cause each member of the AVEX Group to, release each of the persons listed on Schedule 3.12 elected or appointed as director or officer of each member of the AVEX Group at any time prior to the Closing Date (in his or her capacity as a director, former director, officer or former officer), such release to be of all liability such persons in such capacities may have to any of the AVEX Group or their shareholders.


                                    ARTICLE VI

                                 INDEMNIFICATION

        Section 6.1  INDEMNIFICATION BY SELLER.

        (a) BREACHES BY SELLER. From and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates, any member of the AVEX Group and each of their directors, officers, employees and agents, from and against any and all Damages arising out of or based upon or with respect to (i) any breach of any representation or warranty made by Seller in Article III of this Agreement, subject, however, to Section 5.6; (ii) any Excluded Asset or Liability other than deferred taxes; (iii) any Environmental Claims; and (iv) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Seller contained in this Agreement, including any covenant or agreement concerning employee benefit matters.

        (b) LIMITATION. Purchaser shall not be entitled to indemnification under
Section 6.1(a)(i), (iii) and (iv) hereof (i) in respect of any individual claim for Damages in an amount less than $5,000, (ii) by reason of any breach of any representation, warranty or covenant made by Seller with respect to any individual claim for Damages in an amount greater than $5,000 unless and until the aggregate amount of all such individual claims for Damages in an amount greater than $5,000 sustained by reason of any breach of any such representation, warranty or covenant shall exceed an amount equal to one and one half million dollars ($1,500,000) in the aggregate, and then only in respect of the amount by which Damages exceed one million dollars ($1,000,000). Purchaser's right to indemnification under Section 6.1(a)(ii) shall not be subject to the limitations contained in the preceding sentence.

        (c) TAX INDEMNIFICATION.

           (i) Purchaser's sole and exclusive remedies for Damages from and after the Closing for or in respect of Taxes shall be under this Section 6.1(c). Seller will be responsible for, will pay or cause to be paid, and will, indemnify and hold harmless Purchaser and its Affiliates, from and against any and all Damages for or in respect of each of the following:

               (A) any and all Taxes of AVEX or Kilbride Holdings with respect to any taxable period of AVEX or Kilbride Holdings ending on or before the Closing Date; and

               (B) any and all Taxes allocated to Seller hereunder and not previously paid.

           (ii) With respect to Section 338(h)(10) Election contemplated by
Section 5.4(a) of this Agreement, Seller shall be solely responsible for and shall have sole control for the conduct of all claims asserted by any Tax authority for any Tax described in Section 5.4(b) for which Seller has the responsibility for preparing and filing tax returns in any audit, administrative and judicial proceeding in any jurisdiction that recognizes the principles and procedures of Section 338(h)(10) of the Code or equivalent or comparable provision. Purchaser shall promptly give notice to Seller in the event any such claim is addressed to Purchaser. If any preceding claim or proceeding is reasonably expected to have a Material Adverse Effect on any Tax, accounting or filing position for a Tax period in which Purchaser, AVEX, or the AVEX Group could be liable for Tax, the parties shall jointly control, participate in and resolve such claim or proceeding.

           (iii) With regard to claims for any Tax described in Section 5.4(b) that are not covered by Section 6.1(c)(ii) and any Tax described in Section 5.4(c), which are asserted by any jurisdiction that does not recognize the principles and procedures of Section 338(h) (10) of the Code or equivalent or comparable provision, Purchaser and Seller shall cooperate and consult with each other in the conduct of such claims in any audit or proceeding. Purchaser shall promptly give notice to Seller of any such claim, and provide Seller on a regular basis with timely reports as to the progress of the audit or proceeding and any issues arising with respect thereto. Purchaser shall be responsible for the conduct of any such audit or proceeding. Seller shall have the right at any time to elect to participate actively in the conduct of any such audit or proceeding. Purchaser shall not settle or compromise any issue that would give rise to an indemnity under Section 5.4(b) and (c) without the prior written consent of Seller which shall not be unreasonably withheld or delayed.

           (iv) Any liability arising under any Tax sharing, Tax indemnity, Tax allocation or similar contract to which any of the AVEX Group is a party or is obligated thereunder, in each case on or prior to the Closing Date, shall be considered Damages and Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Purchaser, as an adjustment to the Purchase Price, from and against any such Damages.

           (v) Any claim for indemnity hereunder may be made at any time prior to 90 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

        (d) Notwithstanding any other provision of this Agreement, Seller's maximum liability to Purchaser for Damages pursuant to Section 6.1(a)(i), 6.1(a)(iii) and 6.1(a)(iv) shall be an amount equal to $28,931,000 in the aggregate; and the indemnification specified in this Section 6.1 shall be Purchaser's sole and exclusive remedy for the Damages specified in this Section 6.1.

        Section 6.2  INDEMNIFICATION BY PURCHASER.

        (a) BREACHES BY PURCHASER. Purchaser shall, from and after the Closing, indemnify and hold harmless Seller and its Affiliates, and each of their directors, officers, employees and agents, from and against any and all Damages arising out of or based upon or with respect to (i) any breach of any representation or warranty made by Purchaser in Article IV of this Agreement, subject, however, to Section 5.6; (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Purchaser contained in this Agreement; (iii) any material noncompliance with any Environmental Law by any of the AVEX Group or their successors, transferees or assigns after the Closing; (iv) any liability under the WARN Act or similar statute arising from the actions of Purchaser on or after the Closing; (v) any liabilities arising under the Guarantees referred to in Section 2.3(c); (vi) any action or inaction by any of the AVEX Group following the Closing (including the conduct and operation of business after Closing); (vii) any Damage incurred as a result of any environmental audits conducted by Purchaser prior to the Closing; and (viii) any claims referred to in Section 5.9(b).

        (b) LIMITATION. Seller shall not be entitled to indemnification under
Section 6.2(a) (other than Section 6(a)(v) and (viii))hereof (i) in respect of any individual claim for Damages in an amount less than $5,000, and (ii) by reason of any breach of any representation, warranty or covenant made by Purchaser with respect to any individual claim for Damages in an amount greater than $5,000 unless and until the aggregate amount of all such individual claims for Damages in an amount greater than $5,000 sustained by reason of any breach of any such representation, warranty or covenant shall exceed an amount equal to one and one half million dollars ($1,500,000) in the aggregate, and then only in respect of the amount by which Damages exceed one million dollars ($1,000,000).

      Section 6.3 PROCEDURE. In the event that any third party claim or demand shall be asserted against any indemnified party under Section 6.1 or 6.2 in respect of any Damages, the indemnified party shall promptly, and in any event within 30 days after the receipt of notice of such claim or demand which may give rise to a claim under this Article VI, if a claim in respect thereof is to be made against the indemnifying party hereunder, cause written notice thereof to be given to the indemnifying party; PROVIDED, HOWEVER, that failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligations it may have to the indemnified party hereunder, except to the extent that it is prejudiced by such failure. In the event any claim or demand for indemnification is made under this Article VI, the indemnifying party shall be entitled to meaningfully participate therein and, upon delivery by the indemnifying party to the indemnified party of written notice, the indemnifying party may assume and control the defense thereof with counsel of its choice, and thereafter the indemnifying party shall not be liable to such indemnified party hereunder for any fees of other counsel subsequently accrued by the indemnified party in connection with the defense thereof. In the event that any claim or demand is made under this Article VI, the indemnifying party and the indemnified party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim or demand. If the indemnifying party assumes the defense of an action, (a) the indemnified party shall be entitled to participate therein at its sole cost and expense and (b) no settlement or compromise thereof may be effected by the indemnified party without the consent of the indemnifying party. If the indemnifying party does not assume the defense of an action, no compromise or settlement thereof may be effected at the expense of the indemnifying party without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

      Section 6.4 SURVIVAL. Except as otherwise expressly provided in this Article, the representations and warranties contained in Article III and Article IV of this Agreement shall survive the Closing hereunder until the expiration of 12 months following the Closing Date, and neither party to this Agreement shall have any right to indemnification with respect to a breach of a representation or warranty unless a claim with respect thereto is asserted in writing against the indemnitor prior to the expiration of 12 months from the Closing Date, but any claim asserted prior to that time shall survive until finally resolved. Purchaser's right of indemnification against Excluded Assets and Liabilities pursuant to Section 6.1(a)(ii) shall survive without regard to time, and Purchaser's right of indemnification for Taxes pursuant to Section 6.1(c) shall survive as provided in Section 6.1(c).

        Section 6.5 TREATMENT OF INDEMNIFICATION PAYMENTS. Seller and Purchaser agree to report on their Income Tax Returns any indemnity payment made under this Agreement as an adjustment to the Purchase Price unless a change in law or a final determination after the date of execution of this Agreement requires otherwise.

                                   ARTICLE VII

                         CLOSING; CONDITIONS TO CLOSING.

      Section 7.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

        (a) CHANGE IN LAW. No statute, rule or regulation shall have been enacted or issued by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement illegal.

        (b) INJUNCTION. At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued and outstanding by a court or Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, and no proceeding or lawsuit shall have been threatened or commenced by any Governmental Authority for the purpose of obtaining any such injunction, writ or preliminary restraining order.

        (c) FILINGS AND CONSENTS. All material consents, authorizations, orders or approvals of, expirations of waiting periods, and filings or registrations with any Governmental Authority which are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect.

      Section 7.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller in this Agreement and the Schedules (as may be amended pursuant to Section 5.6) hereto shall be true, correct and complete as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for the representations contained in Sections 3.7(a), 3.15(b) (except for the last clause thereof), 3.15(c) (except for the first clause thereof) and 3.26, which shall be true and correct as of August 6, 1999 and except, in any such case, for such changes that have occurred as contemplated by the transactions provided for herein; and Purchaser shall have received a certificate of a responsible officer of Seller to such effect; and Seller shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing Date, and Purchaser shall have received a certificate of a responsible officer of Seller to such effect. No representation shall be deemed to be untrue, incorrect or incomplete in any material respect if the incorrectness or incompleteness is fully remedied by an adjustment to the Purchase Price as provided for herein, and no event shall be deemed to be material to the financial condition of the AVEX Group if the effect of such event is fully compensated for by such an adjustment.

        (b) NO MATERIAL ADVERSE EFFECT. There shall have occurred no event which has had a Material Adverse Effect during the period January 1, 1999 through 12:01 a.m. on August 7, 1999.

        (c) STOCK TRANSFER. The stock of AVEX shall have been transferred to Purchaser (or a Subsidiary of Purchaser designated in writing to Seller at least three (3) Business Days prior to the Closing) and the stock of Kilbride Holdings (which shall hold the stock of the JMH Vision Subsidiaries) shall have been transferred to Benchmark Holdings.

        (d) OPINION OF COUNSEL. Purchaser shall have received an opinion from counsel to Seller, dated the date of the Closing, in substantially the form of Exhibit B-1, B-2, and B-3.

        (e) TRANSFERS OF EXCLUDED ASSETS AND LIABILITIES. All of the Excluded Assets and Liabilities shall have been sold, assigned, assumed or otherwise transferred by the AVEX Group as contemplated by Section 2.4 hereof.

        (f) SUN MICROSYSTEMS WAIVER. Sun Microsystems, Inc. ("Sun") shall not, on or prior to August 6, 1999, have exercised its contractual option to terminate the Turnkey Purchase Agreement between Sun and AVEX described in
SCHEDULE 3.3.

      Section 7.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Purchaser in this Agreement and the Schedules hereto shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Seller shall have received a certificate of a responsible officer of Purchaser to such effect; and Purchaser shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing Date, and Seller shall have received a certificate of a responsible officer of Purchaser to such effect.

        (b) PURCHASE PRICE. Purchaser shall have delivered to Seller the Closing Cash Consideration and the Benchmark Stock as provided in Section 2.2(c) of this Agreement.

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
        (c) FACTORED RECEIVABLES. Purchaser shall have paid to Seller the amount due in respect of factored receivables pursuant to Section 2.3(b).

        (d) OPINION OF COUNSEL. Seller shall have received an opinion from counsel to Purchaser, dated the date of the Closing, in substantially the form of Exhibit C.

                                   ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to Closing:

        (a)  by written consent of Seller and Purchaser;

        (b) by either Seller or Purchaser, if the sale of AVEX Stock and Kilbride Holdings Stock contemplated hereby shall not have been consummated on or before Termination Date;

        (c) by Purchaser, in the event that the conditions to its obligations set forth in Article VII hereof have not been satisfied or waived at or prior to the Closing Date;

        (d) by Seller, in the event that the conditions to its obligations set forth in Article VII hereof have not been satisfied or waived immediately prior to the Termination Date;

        (e) by either Seller or Purchaser, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

        (f) by Purchaser or Seller, in response to the delivery by, respectively, the Seller or Purchaser of a corrected or updated Schedule to this Agreement pursuant to Section 5.6 but only if Purchaser or Seller, as the case may be, reasonably concludes therefrom that the changed facts or circumstances reflected therein would result in a material diminution of the value expected to be derived by it as a result of the transactions contemplated by this Agreement subject, to the final clause of this Section 8.1(f); PROVIDED, HOWEVER, that neither Purchaser nor Seller shall have the right to terminate this Agreement until after it has given to the other, within two (2) days of its receipt of any such revised Schedule, written notice of its intention to do so, and the Seller or Purchaser, as the case may be, shall have failed to provide, within five (5) days of delivery of such notice, assurances against such material diminution in value reasonably acceptable to the other; provided, however, that if such notice is given within 5 days before the Closing Date, the Closing Date shall be extended day for day.

      Section 8.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1 hereof, all rights and obligations of the parties hereunder shall terminate and


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no party shall have any liability to the other party, except as specifically provided for elsewhere in this Agreement and except that nothing herein will relieve any party from liability for any willful breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

      Section 8.3 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, and may not be amended after the Closing Date.

      Section 8.4 WAIVER. At any time prior to the Closing Date, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the other parties hereto may be extended) by the party which is, or the party the shareholders of which are, entitled to the benefits thereof.

                                    ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered or sent personally, by facsimile or by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered or sent personally or by facsimile or, if by mail, two days after the date of mailing, as follows:

If to Purchaser:

      Benchmark Electronics, Inc.
      3000 Technology Drive
      Angleton, Texas  77515
      Attention:  President

with a copy to (which shall not constitute notice to Purchaser):

      Bracewell & Patterson L.L.P.
      2900 South Tower Pennzoil Place
      Houston, Texas  77515
      Attention:  John R. Brantley

If to Seller:

      J.M. Huber Corporation
      333 Thornall Street
      Edison, New Jersey  08818
      Attention:  General Counsel

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
with a copy to (which shall not constitute notice to Seller):

      Arnold  & Porter
      399 Park Avenue
      New York, New York  10022
      Attention:  Joseph Handros

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

      Section 9.2 EXHIBITS AND SCHEDULES. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

      Section 9.3 EXPENSES. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby. No expenses of the transaction will be paid by or charged to any member of the AVEX Group.

      Section 9.4 SPECIFIC PERFORMANCE. The parties agree that the AVEX Stock and Kilbride Holdings Stock constitute unique property that cannot be readily obtained on the open market. For this reason, Seller agrees that Purchaser would be irreparably injured if this Agreement is not specifically enforced. Therefore, Purchaser shall have the right to seek specific performance of this Agreement, and Seller agrees to waive the defense in any such suit that Purchaser has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. Purchaser's right to seek specific performance shall be in addition to, and not in lieu of, any other rights or remedies that may be available to it in the event of Seller's breach or default hereunder of its covenant and agreement to sell the AVEX Stock and Kilbride Holdings Stock to Purchaser.

      Section 9.5 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without reference to the choice of law or conflicts of law principles thereof. Any legal action or proceeding with respect to this Agreement or any document related hereto may be brought in the courts of the State of New York or the United States of America located in New York, and, by execution and delivery of this Agreement, each of Purchaser and Seller hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation any FORUM NON CONVENIENS, which any of them may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions.

      Section 9.6 ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY RIGHTS. Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be

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
binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Entity, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

      Section 9.7 AMENDMENTS; WAIVER. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      Section 9.8 COUNTERPARTS. This Agreement may be executed in counterparts, any one of which may be by facsimile followed by the originally executed document forwarded immediately thereafter to the other parties hereto, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

      Section 9.9 TITLES AND HEADINGS. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

      Section 9.10 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules attached hereto, the Confidentiality Agreement, the Indemnification Agreement and, upon the execution and delivery thereof, the Registration Rights Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and supersede all previous written, oral or implied understandings among them with respect to such matters, except for
Section 3(c) of the Amendment Agreement and except to the extent that other written agreements are expressly referred to herein.

      Section 9.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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
      IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.


                                       J.M. HUBER CORPORATION

                                       By /S/ PETER T. FRANCIS
                                        Name: Peter T. Francis
                                        Title:    Board Chair, President and
                                                   Chief Executive Officer

                                       BENCHMARK ELECTRONICS, INC.

                                       By /S/ GAYLA J. DELLY
                                        Name: Gayla J. Delly
                                        Title:    Treasurer

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